EXHIBIT 99.1


BIOSOURCE INTERNATIONAL



                                                  CONTACT:
                                                  Charles Best
                                                  Chief Financial Officer
                                                  BioSource International, Inc.
                                                     chuckb@biosource.com
                                                       (805) 383-5249


BIOSOURCE INTERNATIONAL, INC. ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND FISCAL YEAR 2001, A 19% INCREASE IN SALES FOR FOURTH QUARTER, AND THREE YEAR STRATEGIC OUTLOOK

CAMARILLO, CALIF.  - FEBRUARY 19, 2002

BioSource International, Inc. (NASDAQ:BIOI), announced today its operating results for the quarter and year ended December 31, 2001 and its 2002, 2003 and 2004 outlook.

Net sales for the quarter ended December 31, 2001 were a record $9.2 million, an increase of $1,452,000, or 19%, (18% after eliminating the $54,000 positive impact of foreign exchange) compared to net sales for the quarter ended December 31, 2000. Net sales for the year ended December 31, 2001 increased $2,965,000, or 9%, (10% after eliminating the $267,000 negative impact of foreign exchange) to $35.2 million when compared to net sales for the year ended December 31, 2000.

For the three months and year ended December 31, 2001, the Company achieved net sales growth in North America of 28% and 14%, respectively, as compared to the similar periods last year. European sales for the three months and year ended December 31, 2001 increased 18% (15% in local currency) and 8% (11% in local currency), respectively as compared to the similar periods last year. Sales in Japan and the rest of the world decreased 15% and 9%, respectively, for the three months and year ended December 31, 2001 as compared to similar periods in the prior year.

Net income available to common shareholders for the year ended December 31, 2001 was $741,000 or $.07 per diluted share compared to a net loss available to common stockholders of ($4,019,000) or ($.47) per diluted share for the year ended December 31, 2000. Net loss available to common stockholders for the three months ended December 31, 2001 was ($49,000) or ($.00) per diluted share compared to ($1,093,000) or ($.11) per diluted share for the three months ended December 31, 2000.

Net income per fully diluted share for the three months ended December 31, 2001, excluding goodwill amortization and $700,000 of general and administrative expenses from legal and settlement costs related to an employee termination was $.09 per share ($.06 per share assuming a normalized tax rate of 31%) and net income per fully diluted share for the year ended December 31, 2001, excluding goodwill amortization and $1,500,000 of net general and administrative expenses related to an employee severance package, legal and settlement costs from an employee termination and an expense recovery from a non-cash stock compensation adjustment, was $.30 per share ($.23 per share assuming a normalized tax rate of 31%).

Gross profit margin for the three months ended December 31, 2001 was 55%, an increase from 50% for the three months ended December 31, 2000. The gross profit margin was higher for the quarter ended December 31, 2001 in part because it was not negatively impacted by the inventory valuation charges that impacted gross margins in the three months ended December 31, 2000, but continued to be negatively impacted by higher infrastructure cost within manufacturing, increased depreciation expense, the product mix of sales, and increased raw material costs. Gross profit margin for the year ended December 31, 2001 was 56%, a decrease from 58% for the year ended December 31, 2000. The decrease in gross profit margin for the year ended December 31, 2001 compared to the comparable prior year period was due to higher infrastructure cost within manufacturing, increased depreciation expense, increased raw material costs and the product mix of sales.

In February 2002, the Company settled its litigation involving the termination of a former employee. The settlement included, among other things, a full release of all claims in exchange for a $275,000 cash payment.

Selling, marketing and administration expenses for the three months ended December 31, 2001 were $3.9 million compared to $4.5 million for the three months ended December 31, 2000, a decrease of $600,000. As a percentage of sales, selling, marketing and administrative expenses represented 42% and 58% for the three months ended December 31, 2001 and 2000, respectively. In the quarter ended December 31, 2001, in addition to our investment in personnel and increased marketing programs of $300,000, we incurred additional increased costs of $700,000 primarily from legal and settlement fees related to an employee termination. These increased costs compared favorably with higher increased costs of $1,600,000 in the fourth quarter of 2000 including transition costs, severance costs and a non-cash stock compensation charges from the hiring of a former CEO in September of 2000 and legal costs related to an employee termination.

Selling, marketing and administration expense for the year ended December 31, 2001 were $14.3 million compared to $14.8 million for the year ended December 31, 2000, an decrease of $500,000. As a percentage of sales, selling, marketing and administrative expenses represented 41% and 46% for the year ended December 31, 2001 and 2000 respectively. In the year ended December 31, 2001, in addition to our investment in personnel and increased marketing programs of $2,500,000, we incurred additional costs of $1,900,000 primarily related to an employee severance package and legal and settlement costs related to an employee termination, and were benefited by a $400,000 of a net expense reduction from a non-cash stock compensation adjustment. These increased costs compared favorably with higher increased costs during the year ended December 31, 2000 including a $523,000 charge related to a failed follow-on offering in the second quarter of 2000 and $4,000,000 of costs including severance costs, transition costs, a non-cash stock compensation charge resulting from the hiring of a former CEO in September of 2000, and legal costs related to an employee termination.

Research and development expense for the three months and year ended December 31, 2001 were $1,056,000 and $3,986,000, respectively, as compared to $982,000 and $3,575,000 for the comparable periods in 2000. As a percentage of sales, research and development expenses were 12% and 13% for the three months ended December 31, 2001 and 2000 respectively and 11% for each of the years ended December 31, 2001 and 2000. The increase in expenses for the three months ended December 31, 2001 when compared to the comparable prior year periods reflects the Company's expanded investment in new product development.

The tax rates for the years ending December 31, 2001 and 2000 benefited from R & D and other tax credits which when applied to the lower income for the periods resulted in a benefit for each of the years ended December 31, 2001 and 2000.

With the conversion of preferred stock into common stock in September of 2000, the Company incurred a $3,853,000 non-cash charge ($.45 per diluted share) for non-cash preferred stock dividends and accretion related to a beneficial conversion feature for the year ended December 31, 2000.

"I am very pleased with the results of the fourth quarter and want to thank all worldwide employees at BioSource for their efforts," stated Len Hendrickson, the Company's new President and Chief Executive Officer. "Sales were at record levels and operating expenses were in line with expectations. This, along with the recent settlement of litigation puts us in great position to aggressively move forward with implementing our 2002 strategy."

FUTURE STRATEGIC FOCUS AND EXPANDED R&D SPENDING

"One of my goals at BioSource is to increase our organic growth rate to 20%," continued Mr. Hendrickson. " There are outstanding opportunities in the fields of signal transduction and high content screening to allow us to do that. We believe these are high growth areas of proteomics, which have been opened by the Human Genome Project. We have introduced first to market signal tranduction ELISAs this past year along with our initial entries for high content screening. Our strategy over the next two years will be to double the rate of major product introductions. We plan to do this by expanding our internal research and development efforts. Our goal is to release significantly more new, novel and proprietary products in 2002 and beyond to take advantage of the exceptional growth occurring in the signal transduction, high content and multiplex assay markets. To fully exploit our existing capabilities in antibody and assay development will require an increased level of research and development expenditures compared to prior years. We expect to translate our capabilities and expertise into increased market share."

The Company is also announcing the opening of a new facility in Hopkinton, Massachusetts, solely dedicated to development of phospho-site specific antibodies and other signal transduction products. "These signal transduction products are used by researchers to fully elucidate signal pathways," stated Mr. Hendrickson. "They will also be used in signal transduction phospho-protein ELISA assays for which BioSource introduced market leading products during 2001."

The facility is scheduled to open this month, staffed with employees currently in our Hopkinton group, and be fully operational by May. "We anticipate hiring up to ten new staff members over the next six months to complement this facility," explained Mr. Hendrickson.

To increase the rate of ELISA assays for signal transduction, BioSource plans to add approximately 20 scientists to its staff at its Camarillo facility. The Camarillo research and development group will use existing laboratories to develop novel and proprietary assays in this important product area. "BioSource is a market leader in the relatively new signal transduction market for phospho specific reagents, which we expect to grow to be a $450 million market within 5 years," stated Mr. Hendrickson.

Additionally, BioSource plans to add approximately 10 scientists to develop and manufacture more high content and multiplex kits to further capitalize on its strategic partnerships in the high content screening markets such as the Luminex and Mirai Bio relationships announced during 2001. The company expects to announce at least 2 additional relationships in 2002.

Financially, the Company is projecting sales growth of 11% - 13% in 2002 and 14%
- 16% in 2003. "We are increasing R & D spending to approximately 16% - 18% of revenues over each of the next two years, from 11% in 2001" stated Mr. Hendrickson. "We believe it will drive significant overall sales growth of 17% - 20% in the years to follow. We plan to continue to strengthen our sales and marketing efforts. Our recently released 2002 product catalog has begun to reach our customer base and we are quite pleased with the results to date," remarked Mr. Hendrickson.

"These investments in R & D and sales and marketing may result in a short term reduction in our earnings per share," stated Mr. Hendrickson. "We project our 2002 proforma earnings per share (net income excluding amortization, or cash eps) to be between $.14 - $.17 and earnings before interest, taxes, depreciation and amortization, ("EBITDA') to be from $3.0 - $3.5 million.

We project our 2003 cash eps to be between $.25 - $.30 and EBITDA to be from $5.0 - $5.5 million and our 2004 cash eps to be between $.45 - $.50 and EBITDA to be from $8.0 - $8.5 million."

"We believe we are moving in a very positive direction for BioSource and it's shareholders," said Mr. Hendrickson. "Our goal is to create sustainable long-term growth and profitability for the Company and continue to increase shareholder value. "

The Company will conduct a conference call today at 10:00 A.M. pacific time. All interested parties may call (212) 346-0101, reservation number 20278231 to participate in the call.

                                   ##########

BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying patterns issues, one-time events and other important factors disclosed previously and from time to time our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
      Three and Twelve Months Ended December 31, 2001 and 2000 (Amounts in
                        Thousands, except per-share data)

                                         Three Months Ended        Twelve Months Ended
                                             December 31,              December 31,
                                        ----------------------    ----------------------
                                           2001         2000         2001         2000
                                        ---------    ---------    ---------    ---------
Net sales                               $  9,171     $  7,719     $ 35,175     $ 32,210
Cost of sales                              4,143        3,889       15,540       13,600
                                        ---------    ---------    ---------    ---------
 Gross profit                              5,028        3,830       19,635       18,610

Operating expenses:
 Research and development                  1,056          982        3,986        3,575
 Sales and marketing                       1,843        1,617        7,395        5,682
 General and administrative                2,028        2,887        6,945        9,071
 Amortization of intangibles                 274          275        1,098        1,093
                                        ---------    ---------    ---------    ---------
  Total operating expenses                 5,201        5,761       19,424       19,421
                                        ---------    ---------    ---------    ---------
Operating income (loss)                     (173)      (1,931)         211         (811)

Interest income (expense), net                45          145          374          (35)
Other income, net                             39           60           86          107
                                        ---------    ---------    ---------    ---------
Income (loss) before income taxes            (89)      (1,726)         671         (739)
Benefit from income taxes                    (40)        (633)         (70)        (573)
                                        ---------    ---------    ---------    ---------
  Net income (loss)                          (49)      (1,093)         741         (166)
Redeemable preferred stock
 dividend and accretion of
  beneficial conversion                       --           --           --       (3,853)
                                        ---------    ---------    ---------    ---------
Net income (loss) available
 to common stockholders                 $    (49)    $ (1,093)    $    741     $ (4,019)
                                        =========    =========    =========    =========
Net income (loss) per share
 available to common stockholders
   Basic                                $  (0.00)    $  (0.11)    $   0.07     $  (0.47)
                                        =========    =========    =========    =========
   Diluted                              $  (0.00)    $  (0.11)    $   0.07     $  (0.47)
                                        =========    =========    =========    =========
Shares used to compute net
 income (loss) available to
  common stockholders
   Basic                                  10,391       10,324       10,398        8,584
                                        =========    =========    =========    =========
   Diluted                                10,931       10,324       10,965        8,584
                                        =========    =========    =========    =========

                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in Thousands)

                                                          December 31,
                                                    ------------------------
                                                      2001           2000
                                                    ---------      ---------
                            ASSETS
Current assets:
 Cash and cash equivalents                          $  9,471       $ 10,633
 Accounts receivable, less
  allowance for doubtful accounts
   of $261 at December 31, 2001 and
    $143 at December 31, 2000                          6,184          5,611
 Inventories, net                                      7,184          6,693
 Prepaid expenses and other current assets               540          1,261
 Deferred income taxes                                 1,584          2,222
                                                    ---------      ---------
          Total current assets                        24,963         26,420
Property and equipment, net                            5,408          4,353
Intangible assets net of accumulated
amortization of $3,377 at December 31,
2001 and $2,279 at December 31, 2000                  11,653         12,752
Other assets                                             491            382
Deferred tax assets                                    7,326          6,457
                                                    ---------      ---------
                                                    $ 49,841       $ 50,364
                                                    =========      =========

              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                   $  2,416       $  3,275
 Accrued expenses                                      2,707          2,688
 Deferred income                                         404            314
 Income tax payable                                      436             41
                                                    ---------      ---------
          Total current liabilities                    5,963          6,318

Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value. Authorized
   20,000,000 shares: issued 10,449,817 and
   outstanding 10,353,817 shares at
   December 31, 2001; issued 10,616,889
   shares and outstanding 10,326,458
   shares at December 31, 2000                            10             10
Additional paid-in capital                            48,761         49,304
Accumulated deficit                                   (2,330)        (3,071)
Accumulated other comprehensive loss                  (2,563)        (2,197)
                                                    ---------      ---------
          Net stockholders' equity                    43,878         44,046
                                                    ---------      ---------
                                                    $ 49,841       $ 50,364
                                                    =========      =========